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                                                                  EXHIBIT 10.09



                                  AGREEMENT


        THIS AGREEMENT, made this 24th day of July, 1996 by and between EQUIFAX INC, a Georgia corporation (the "Corporation") and DAN ROCCO, a resident of Georgia (the "Employee"), to be effective January 1, 1996:

                                 WITNESSETH:


        WHEREAS, the Employee is employed as an officer of Equifax Services, Inc., a wholly owned subsidiary of the Corporation; and

        WHEREAS, the Corporation recognizes the valuable contributions of the Employee to the success of the Corporation and Equifax Services, Inc.: and,

        WHEREAS, as an incentive for the Employee to continue such employment, the Corporation wishes to provide for certain deferred compensation payment to the Employee:

        NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, the parties hereby agree as follows:


        1. Additional Benefit. The parties acknowledge the existence of that certain Compensation Agreement executed by them in March of 1993 (the "1993 Compensation Agreement"), and agree that the benefits described in this Agreement are in addition to, and not in substitution for the benefits described in paragraph 1 of the 1993 Compensation Agreement, but that this Agreement supersedes and amends the remainder of said agreement in its entirety.



        2. Amount of Deferred Benefit. In addition to any benefits otherwise payable to Employee by the Corporation, Employee shall be entitled to a benefit under this Agreement in an amount such that the total benefit payable to him pursuant to the benefit formula contained in the Equifax Inc. U.S. Retirement Income Plan, including any benefit actually paid from said Plan, shall be calculated by ignoring the limitations contained in sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended, and any other limitations on benefits payable from tax-qualified retirement plans in effect at the time when benefits are payable hereunder; in addition, his Plan Earnings for purposes of said calculation shall include the amount of his annual paid or deferred bonus which does not exceed 50 percent of his annual base salary (including any tax-deferred amounts elected by him to be contributed under section 401(k) and/or 125 of said Code). The additional benefit provided for hereunder shall be paid in the

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same form and beginning at the same time as his benefit under the Equifax Inc.
U.S. Retirement Income Plan (which amount will be reduced for early payment, if applicable, in the manner described under said Plan).


        3. Payment of Deferred Benefits. Payment of deferred benefits under this Agreement and the 1993 Compensation Agreement (referred to collectively hereafter as the "Agreements") shall commence at the same time that payments of Employee's accrued benefit commence under the Retirement Plan.


                    (i) In the event of Employee's death prior to the commencement of payments hereunder, the only benefit payable under the Agreements shall be a death benefit payable to Employee's surviving spouse, if any, and calculated in the manner set forth in the Retirement Plan. Such benefit shall be paid in the manner determined under the Retirement Plan, except that if the present value of such benefit does not exceed $20,000, the Company may in its discretion pay such benefit to the Employee's surviving spouse in the form of a single lump sum payment.


                    (ii) In the event payments hereunder commence prior to the Employee's death, such payments hereunder shall be made in any form available under the Retirement Plan, provided that Employee shall have made a written election with respect to the form of payment at least twelve months prior to the commencement of payments hereunder. In the event that Employee has made more than one such election, the most recent election filed with the Senior Vice President for Finance and Administration of the then employing entity, but no less than 12 months prior to the date payments are to commence, shall control. If Employee fails to make such an election, payments hereunder shall be made in the form of a joint and 50% survivor annuity with monthly payments for the Employee's life with payments continued after the Employee's death, at the rate of 50% of the amount paid to the Employee, to the beneficiary designated by the Employee until such beneficiary's death. if the Employee should die after the commencement of payments but before all payments have been made hereunder, payments under the Agreements will be discontinued unless the form of benefit under which payments are being made provides for the continuation of payments to a beneficiary after the Employee's death.

        4. Condition on Payment. The additional benefits provided for in this Agreement (but this provision shall not apply to the benefit accrued pursuant to paragraph 1 of the 1993 Compensation Agreement) shall not be payable to Employee unless he remains in the employment of the Corporation or the employing entity continuously until the third anniversary of this Agreement, or, if earlier, (a) Employee's


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death, (b) termination of Employees' employment by the employing entity (as defined below) under circumstances which entitle him (or would entitle him, were he subject to the terms of said plan) to severance benefits under the Equifax Inc. Severance Pay Plan for Salaried Employees, or (c) Employee's termination of his employment because of the employing entity's failure to pay Employee compensation of at least $225,000 as provided in paragraph 9 below. An "employing entity" shall be the Employee's employer which is either Equifax Inc., Equifax Services, Inc., or an employer at least 50% of which is owned directly or indirectly by either of said companies.

        5. Assignment of Agreement. This Agreement may not be assigned by either party without the other's consent; provided, however, that the Corporation may assign this Agreement to any corporation at least 50% of which is owned or controlled by the Corporation, in which event the Corporation will remain responsible for (i) the entire benefit payable under the 1993 Compensation Agreement and (ii) the prorata portion of any additional benefits provided hereunder (based on (a) the number of months elapsed from the date of this Agreement until said assignment divided by (b) 36 months). Notwithstanding the preceding sentence, however, should Employee consent in writing, Corporation's liability for all such payments shall be extinguished by such as assignment.

        6. Nonalienability. The right of the Employee or any other person to the payment of deferred compensation or other benefits under the Agreements shall not be assigned transferred, pledged or encumbered.

        7. Status of Obligations. The Corporation shall at all times retain title to, and beneficial ownership of, any assets earmarked by the Corporation to pay the deferred compensation provided hereunder, and neither the Employee nor his designated beneficiary shall have any property interest whatsoever in any specific assets of the Corporation. The Corporation's obligations hereunder are not secured in any manner whatsoever and constitute a mere promise to pay such amounts. As to said promise, the Employee will have the status of an unsecured creditor of the Corporation, with no rights or priority over any other unsecured creditor of the Corporation.

        8. No Trust Fund. Notwithstanding the references to the Retirement Plan in the Agreements, the amount of the pension supplement provided hereunder shall be paid from the general assets of the Corporation and shall not be paid from the Retirement Plan trust. Nothing contained in the Agreements and no action taken pursuant to the provisions of the Agreements shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Employee or any other person. To the extent any person acquires a right to receive payments from the Corporation under this agreement upon the death of the Employee, such right shall be no greater than the right of any unsecured general creditor of the Corporation.


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        9.      Other Compensation and Benefits.  Commencing January 1, 1996,
and continuing during his employment with the Corporation or Equifax Services, Inc., the Employee shall be entitled to annual base compensation of $200,000, consisting of base salary which shall be paid biweekly, and total annual compensation of not less than $225,000. Any annual management incentive compensation shall be paid at the same time the Corporation pays such incentive compensation for such year to other management employees. Notwithstanding the foregoing, the Corporation may in its sole discretion increase the Employee's total annual compensation if it determines Employee's duties and responsibilities have significantly increased. Employee shall participate in the Corporations' long-term incentive award programs (including performance share plans, stock option plans and similar plans) as is determined appropriate by the Corporation in its sole discretion from time to time, and Employee shall participate in the Company's other employee benefit plans, programs and arrangements in accordance with the provisions of such plans, programs and arrangements as they exist from time to time.



        10. Severance Benefits. In the event the Employee's employment with the Corporation or the employing entity is terminated under circumstances which entitle him to severance benefits under the Equifax Inc. Severance Pay Plan for Salaried Employees (the "Severance Plan"), or in the event that Employee's employment continues until the third anniversary of the date of this Agreement, or in the event that Employee terminates his employment because the employing entity has failed to pay Employee compensation of at least $225,000 as provided for in paragraph 9 above, the Employee shall be paid a total severance benefit of $150,000 under this Agreement and the Severance Plan, in addition to all other benefits described herein and in paragraph 1 of the 1993 Compensation Agreement. Such benefit shall be paid in the manner benefits are payable under the Severance Plan. Employee shall not be entitled to any severance benefit in the event of his voluntary termination of employment or other circumstances under which he is not entitled to benefits under the Severance Plan, prior to said third anniversary.


        11. No Right to Continued Employment. Employee acknowledges that his employment with the Corporation is "at will" and may be terminated by the Corporation at any time. Nothing contained herein shall be construed as conferring upon the Employee the right to continue to serve the Corporation as an employee or in any other capacity.

        12. Administration. The Equifax Inc. Pension and Thrift Pan Investment and Administrative Committee shall have authority to interpret, construe, and administer this Agreement and the Committee's interpretations and construction thereof, and actions thereunder, shall be binding and conclusive for all purposes.

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        13.     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors, and assigns and the Employee and his heirs, executors, administrators, and legal representatives, to the degree permitted pursuant to paragraph 5 above.

        14. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Georgia.

        15. Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and Employee with respect to Employee's compensation other than the benefit described in paragraph 1 of the 1993 Compensation Agreement. This Agreement may not be amended or modified except by a writing executed by the parties.

        IN WITNESS WHEREOF, the Corporation has caused this Agreeemnt to be executed by its duly authorized officers and the Employee has hereunto set his hand and seal as of the date first above written.






                                  CORPORATION

[CORPORATE SEAL]                  EQUIFAX INC.



                                  By: /s/ Derek V. Smith
                                     ------------------------------
                                     Title: Executive Vice President

ATTEST



By: /s/ J. Michael de Janes
    -----------------------
    Title: VP and Group Counsel
           --------------------



                                  EMPLOYER



                                  /s/ Dan Rocco        (SEAL)
                                  ---------------------
                                  Dan Rocco




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